UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 _______________________________
FORM 8-K
__________________________
 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2019
_______________________________
NanoString Technologies, Inc.
(Exact name of registrant as specified in its charter)
  ________________________________

Delaware	001-35980	20-0094687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Fairview Avenue North
Seattle, Washington 98109
(Address of principal executive offices, including zip code)

(206) 378-6266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

 _________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act).   ☐

Item 8.01 Other Events.
On March 19, 2019, NanoString Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Clarus Lifesciences II, L.P. (the “Selling Stockholder”) and J.P. Morgan Securities LLC, UBS Securities LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering of 4,500,000 shares of common stock of the Company (the “Underwritten Shares”), including 2,500,000 shares issued and sold by the Company and 2,000,000 shares sold by the Selling Stockholder. The price to the public in the offering is $23.00 per share and the Underwriters have agreed to purchase the shares of common stock from the Company and the Selling Stockholder pursuant to the Underwriting Agreement at a price of $21.62 per share. The net proceeds to the Company from this offering are expected to be approximately $53.7 million (or approximately $68.3 million if the Underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for general corporate purposes and working capital. The Company will not receive any of the proceeds from the sale of the shares of the Company’s common stock by the Selling Stockholder. The Company has granted the Underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock (together with the Underwritten Shares, the “Shares”). The closing of the offering is expected to occur on or about March 22, 2019, subject to the satisfaction of customary closing conditions.
The offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-230361) (the “Registration Statement”) previously filed with the Securities and Exchange Commission and a related prospectus included in the Registration Statement, as supplemented by a preliminary prospectus supplement dated March 18, 2019 and a final prospectus supplement dated March 19, 2019.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Stockholder, customary conditions to closing, indemnification obligations of the Company, the Selling Stockholder and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. In addition, pursuant to the terms of the Underwriting Agreement, certain officers and directors of the Company and the Selling Stockholder have entered into “lock-up” arrangements with the Underwriters, which generally prohibit the sale, transfer or other disposition of securities of the Company for a 75-day period, subject to certain exceptions.
The Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated by reference herein, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, relating to the legality of the issuance and sale of the Shares in the offering is attached as Exhibit 5.1 hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of March 19, 2019
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoString Technologies, Inc.

Date:	March 20, 2019	By:	/s/ R. Bradley Gray
R. Bradley Gray
President and Chief Executive Officer